EXHIBIT 3.1

ARTICLES OF INCORPORATION

OF

SNB BANCSHARES, INC.

1.

The name of the corporation shall be SNB Bancshares, Inc.

2.

The purpose of the corporation is to become a bank holding company pursuant to the Georgia Bank Holding Company Act (Ga. Laws 1976, P. 168, et seq.) and to purchase, own, and hold the stock of banking corporations and other corporations permitted by the laws of the State of Georgia and the laws of the United States. The corporation shall not acquire the stock of any bank until such time as the acquisition has been approved by all applicable bank regulatory agencies.

3.

The corporation shall have the authority to issue 5,000,000 common shares with a par value of $1.00 per share.

4.

The street address and county of the initial registered office of the corporation shall be 700 Walnut Street, Macon, Georgia 31201. The initial registered agent at such address will be Robert C. Ham.

5.

No share exchange, merger, consolidation or sale, lease, transfer, exchange, or other disposition (in one transaction or in a series of related transactions) of all or substantially all of the assets of the corporation or any of its affiliates to another corporation, person or entity unless it is approved, at a shareholders meeting called for that purpose, by the affirmative vote of the holders of two-thirds (2/3) of all classes of stock entitled to vote in the election of directors.

6.

The directors of the corporation shall not amend these Articles of Incorporation unless the amendment is approved, at a shareholder meeting called for that purpose, by the affirmative vote of the holders of two-thirds (2/3) of all classes of stock entitled to vote in the election of directors.

7.

The Board of Directors of the Corporation shall consist of not less than five (5) nor more than twenty-five (25) persons and shall be divided into five (5) classes: Class I, Class II, Class III, Class IV and Class V which shall be as nearly equal in number as possible. The exact number of directors in each class shall be set by the Board of Directors or resolution of the shareholders adopted at the annual meeting of shareholders by the affirmative vote of a majority of the shares represented at the annual meeting. Each director shall serve for a term ending on the date of the fifth annual meeting of shareholders following the annual meeting at which such director was elected; provided, however, that each initial director in Class I shall hold office until the annual meeting of shareholders in 1995, each initial director in Class II shall hold office until the annual meeting of shareholders in 1996, each initial director in Class III shall hold office until the annual meeting of shareholders in 1997, each initial director in Class IV shall hold office until the annual shareholders meeting in 1998 and each initial director in Class V shall hold office until the annual shareholders meeting in 1999. A director shall be elected by the affirmative vote of a majority of the shares represented at the annual meeting of shareholders at which the director stands for election.

The maximum number of directors may be increased or decreased from time to time by amendment to this Article; provided, however, that no decrease in the number of directors shall have the effect of shortening the term of an incumbent director. In the event of any increase or decrease in the authorized number of directors, each director then serving shall continue as a director of the class of which he is a member until the expiration of his current term, or his earlier resignation, removal from office or death, and the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the five classes of directors so as to maintain such classes as nearly equal as possible; provided, however, that there shall be no classification of additional directors elected by the Board until the next meeting of the shareholders called for the purpose of electing directors. Each director shall serve until his successor is elected and qualified or until his earlier resignation, retirement, disqualification, removal from office or death.

The initial Board of Directors of the corporation shall be composed of the following fourteen persons:

CLASS I:	Robert C. Ham 4690 Oxford Circle Macon, Georgia 31210 Robert C. Allen 2956 Malvern Hill Drive Macon, Georgia 31204 Alford C. Bridges Greene Boulevard Gray, Georgia 31032

CLASS II:	William P. Brooks, M.D. 4995 Wellington Drive Macon, Georgia 31210 Lee R. Greene, Jr. 5550 Rivoli Drive Macon, Georgia 31210 Benjamin W. Griffith, III 2899 Estes Road Macon, Georgia 31210

CLASS III:	Kenneth C. Henderson, M.D. 5651 Kentucky Downs Drive Macon, Georgia 31210 Robert T. Mullis 2816 Price Road Macon, Georgia 31210 Sydney J. Pyles 107 Riverside Landing Macon, Georgia 31210

CLASS IV:	Charles W. Selby Route 1 Gray, Georgia 31032 Frank M. Shepherd, Jr. Route 1, Highway 96 Irwinton, Georgia 31042 Joe E. Timberlake, III 5734 Kentucky Downs Drive Macon, Georgia 31210

CLASS V:	Frank G. Wall, Jr. Route 1, Box 273 Irwinton, Georgia 31042 Richard W. White, Jr. 1182 Oakcliff Road Macon, Georgia 31204

8.

The Directors of the corporation are hereby released, discharged, remised and forgiven for any personal liability of monetary damages for breach of duty of care or other duty as a director to the corporation and its shareholders. All liability of directors to the corporation and its shareholders is hereby eliminated as completely and fully as permitted by O.C.G.A. §14-2-202(b)(4). The elimination of personal liability shall not be applied to:

(a)	Any appropriation, in violation of his or her duties, of any business opportunity of the corporation;

(b)	Acts or omissions which involve intentional misconduct or knowing violation of the law;

(c)	Any transaction from which the director receives an improper personal benefit;

(d)	Any type of liability set forth in O.C.G.A. §14-2-832.

9.

The sole incorporator is Robert C. Ham whose address is 240 700 Walnut Street, Macon, Georgia 31201.

10.

The mailing address of the initial principal office of the corporation is 700 Walnut Street, Macon, Georgia 31201.

IN WITNESS WHEREOF, the incorporator has set his hand and affixed his seal to these Articles of Incorporation.

/s/ ROBERT C. HAM
ROBERT C. HAM, Incorporator

AMENDMENT TO ARTICLES OF INCORPORATION

OF SNB BANCSHARES, INC.

SNB Bancshares, Inc. hereby executes these Articles of Amendment to its Articles of Incorporation and delivers these Articles of Amendment to the Articles of Incorporation of SNB Bancshares, Inc. to the Secretary of State for filing and certification is provided in § 14-2-1006 of the Georgia Business Corporation Code.

1. The name of the corporation is SNB Bancshares, Inc.

2. The text of amendment adopted is as follows: (a) The first sentence of paragraph 4 of the Articles of Incorporation of SNB Bancshares, Inc. is deleted in its entirety and the following new sentence is substituted in lieu thereof: “The street address and county of the registered office of the corporation shall be 4219 Forsyth Road, Macon, Georgia 31210.”

3. The foregoing amendments to Articles of Incorporation of the Company do not require shareholder approval pursuant to the provisions of O.C.G.A. § 14-2-1002.

IN WITNESS WHEREOF, SNB Bancshares, Inc. has executed these Articles of Amendment to its Articles of Incorporation by and through its duly authorized officers.

SNB BANCSHARES, INC.

By:	/s/ H. AVERETT WALKER
H. AVERETT WALKER, President

ATTEST:	/s/ JACKIE MILLER
JACKIE MILLER, Secretary

ARTICLES OF AMENDMENT

TO ARTICLES OF INCORPORATION OF SNB BANCSHARES, INC.

Pursuant to the provisions of O.C.G.A. § 14-2-1006, pertaining to amending the articles of incorporation of a corporation, SNB Bancshares, Inc., Macon, Bibb County, Georgia, files herewith Articles of Amendment to its Articles of Incorporation, such filing being in duplicate with a fee of $20.00, hereby constituting an application to the Secretary of State for the State of Georgia for amendment of its original articles and previous amendments to such articles.

1. The name of the corporation is changed to Security Bank Corporation.

2. The Board of Directors of the Corporation unanimously adopted by Resolution to recommend to the shareholders to amend the Articles to Incorporation to change the name of the corporation to Security Bank Corporation on November 21, 2002.

3. The shareholders of the corporation adopted the amendment to change the name of the corporation in accordance with the provisions by majority vote at a duly called meeting held on May 29, 2003.

4. The officers of the Corporation shall undertake to send a “Notice of Change of Corporate Name” in compliance with O.C.G.A. § 14-2-1006.1, which will be mailed or delivered to the publisher of a newspaper which is the official organ of the county of the registered office of the corporation requesting the notice be published once a week for two consecutive weeks along with the required fee.

5. The corporation received permission from the Georgia Department of Banking and Finance to change its name to Security Bank Corporation on January 13, 2003.

6. The amendment to the Articles of Incorporation adopted pursuant to the Resolution of the Board of Directors is hereinafter set forth in full, as follows:

“The name by which such corporation is to be known is “Security Bank Corporation.”

IN WITNESS WHEREOF, SNB Bancshares, Inc., Macon, Bibb County, Georgia, has caused these Articles of Amendment to be executed by its duly authorized officer and its corporate seal to be affixed hereto, and has caused these Articles of Amendment to be filed with the Secretary of State of Georgia, as provided in O.C.G.A. § 14-2-1006.

SNB BANCSHARES, INC.

By:	/s/ Michael N. White
Michael N. White Attorney for SNB Bancshares, Inc.

ARTICLES OF AMENDMENT TO THE

ARTICLES OF INCORPORATION OF

SECURITY BANK CORPORATION

Security Bank Corporation hereby executes these Articles of Amendment to its Articles of Incorporation and delivers these Articles of Amendment to the Articles of Incorporation of Security Bank Corporation to the Secretary of State for filing and certification is provided in § 14-2-1006 of the Georgia Business Corporation Code.

1. The name of the corporation is Security Bank Corporation.

2. The text of each amendment adopted is as follows:

    Paragraph 5 of the Articles of Incorporation of Security Bank Corporation is deleted in its entirety and the following new paragraph 5 is substituted in lieu thereof:

    “5. (a) Except as set forth in subparagraph (b) of this Article 5, the affirmative vote of at least two-thirds (2/3) of all the votes entitled to be cast on the plan by all shares entitled to vote on the plan shall be required to approve:

                (i) any plan of merger or share exchange of the corporation with or into any other corporation; and

                (ii) any sale, lease, exchange or other disposition of all or substantially all of the assets of the corporation to any other corporation, person or other entity.

          (b) If two-thirds of the directors of the corporation then in office have approved the Plan of Merger or Plan of Share Exchange and the corporation is the surviving corporation in a plan of merger or the acquiring corporation in a share exchange, shareholder approval is not required if: (1) the articles of incorporation of the corporation will not differ from the articles of the corporation before the merger or share exchange; (2) each share of stock of the corporation outstanding immediately before the effective date of the merger or share exchange is to be an identical outstanding or reacquired share immediately after the merger or share exchange; and (3) the number and kind of shares outstanding immediately after the merger or share exchange, plus the number and kind of shares issuable as a result of the merger or share exchange and by the conversion of securities issued pursuant to the merger or share exchange or the exercise of rights and warrants issued pursuant to the merger or share exchange, will not exceed the total number and kind of shares authorized by the Articles of Incorporation of the corporation immediately before the merger or share exchange.”

3. The foregoing amendment to the Articles of Incorporation of Security Bank Corporation was approved by the Board of Directors of the Company on January 27, 2004 and was adopted on April 29, 2004 by the shareholders in accordance with the provisions of O.C.G.A. § 14-2-1003 and the Articles of Incorporation by the affirmative vote of the holders of more than two-thirds (2/3) of the outstanding shares of the Company.

4. Paragraph 3 of the Articles of Amendment of the Articles of Incorporation of Security Bank Corporation filed on June 3, 2003 with the Secretary of State of Georgia is amended to reflect that the Amendment contained therein to the Company’s Articles was adopted by the affirmative vote of the holders of more than two-thirds (2/3) of the outstanding shares of the Company.

IN WITNESS WHEREOF, Security Bank Corporation has executed these Articles of Amendment to its Articles of Incorporation by and through its duly authorized officers this 2nd day of June, 2004.

SECURITY BANK CORPORATION

By:	/s/ H. AVERETT WALKER
H. AVERETT WALKER, President

ATTEST:	/s/ JACKIE H. MILLER
JACKIE H. MILLER, Secretary

ARTICLES OF AMENDMENT

TO ARTICLES OF INCORPORATION OF SECURITY BANK CORPORATION

Pursuant to the provisions of O.C.G.A. § 14-2-1006, pertaining to amending the articles of incorporation of a corporation, Security Bank Corporation, Macon, Bibb County, Georgia, files herewith Articles of Amendment to its Articles of Incorporation, such filing being in duplicate with a fee of $20.00, hereby constituting an application to the Secretary of State for the State of Georgia for amendment of its original articles and previous amendments to such articles.

1. The name of the corporation is Security Bank Corporation.

2. The Board of Directors of the Corporation unanimously adopted by Resolution to recommend to the shareholders to amend the Articles to Incorporation to increase the number of authorized shares of common stock of the corporation from ten million to twenty-five million.

3. The text of the amendment deletes the current Section 3 and replaces it as follows:

            “3. The Corporation shall have the authority to issue 25,000,000 common shares with a par value of $1.00 per share.”

4. The shareholders of the Corporation duly approved and adopted the amendment to increase the authorized shares of common stock of the Corporation in accordance with the provisions of O.C.G.A. § 14-2-1003 by vote of two-thirds of all classes of stock entitled to vote at a duly called meeting held on April 28, 2005.

IN WITNESS WHEREOF, Security Bank Corporation, Macon, Bibb County, Georgia, has caused these Articles of Amendment to be executed by its duly authorized officer, and has caused these Articles of Amendment to be filed with the Secretary of State of Georgia, as provided in O.C.G.A. § 14-2-1006.

SECURITY BANK CORPORATION

By:	/s/ Michael N. White
Michael N. White Attorney for Security Bank Corporation